EXHIBIT A

                                       TO

                       NOTE AND WARRANT PURCHASE AGREEMENT

                                  FORM OF NOTE

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

                          MIRAVANT MEDICAL TECHNOLOGIES

                       SECURED CONVERTIBLE PROMISSORY NOTE

$__________                                                 ____________, 200_

         MIRAVANT MEDICAL TECHNOLOGIES, a Delaware corporation (the "Maker"), for value received, promises to pay to the order of ST. CLOUD INVESTMENTS, LTD., a British Virgin Islands company (the "Holder"), the principal sum of ___________ DOLLARS ($___________), together with interest at the rate per annum equal to the "Prime Rate" published by the Wall Street Journal plus Three Percent (3.0%), as adjusted in accordance with Section 3(c) (the "Interest Rate"). All principal and accrued but unpaid interest hereunder is payable on December 31, 2009 (the "Maturity Date"). This Note shall be subject to the following additional terms and conditions:

         1. Purchase Agreement. This Note is issued pursuant to that certain Note and Warrant Purchase Agreement dated March 7, 2005 (the "Purchase Agreement"), and is entitled to the benefits of such Purchase Agreement. All capitalized terms that are used in this Note and are not otherwise defined herein are intended to have the meanings assigned to such terms in the Purchase Agreement.

         2. Security Agreement. THE COMPANY'S OBLIGATIONS UNDER THIS NOTE ARE SECURED BY A SECURITY AGREEMENT DATED MARCH 7, 2005 (THE "SECURITY AGREEMENT"). ADDITIONAL RIGHTS OF HOLDER ARE SET FORTH IN THE SECURITY AGREEMENT.

         3. Payment of Principal and Interest

                  (a) Interest will be due and payable quarterly in arrears and will be payable on the fifth Business Day after the end of each calendar quarter (i.e., the fifth Business Day of April, July, October and January) of each year, with the first such payment due on _________, 200_. The Interest Rate applicable for any quarter shall be calculated on the first Business Day of such calendar quarter. At the Maker's option, exercisable by written notice to the Holder within five (5) days subsequent to the interest due date, the interest payable on such date may be (i) added to principal or (ii) paid in shares of unregistered Common Stock of the Maker based on a per share price equal to the average of the closing sales prices of the shares of Maker's Common Stock on a national exchange or over-the-counter trading system during all trading days of the full calendar month prior to the date interest is due hereunder. The entire unpaid principal and accrued but unpaid interest on this Note shall be due and payable in full on the Maturity Date. Maker may only pre-pay amounts owing hereunder upon receipt of Holder's prior written consent.

                  (b) Except as otherwise provided herein, all sums payable hereunder shall be paid in lawful money of the United States of America which shall be legal tender for public and private debts at the time of payment. If the payment to be made hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day. "Business Day" means any day other than a Saturday, Sunday, or a day on which banking institutions are authorized or required to close. All payments shall be credited first toward interest then due and the remainder toward principal.

                  (c) Any and all payments by Maker to or for the account of Holder hereunder or under the Purchase Agreement or any Warrant delivered thereunder (collectively, the "Loan Documents") shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of Holder income and franchise taxes that are imposed by the state or foreign jurisdiction under the laws of which Holder is organized or is or should be qualified to do business or any political subdivision thereof (all such non excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Loan Documents being hereinafter referred to as "Taxes"). If Maker shall be required by law to deduct any Taxes from or in respect of any sum payable to Holder hereunder or under any other Loan Document, (i) the sum payable by Maker shall be increased as may be necessary so that after Maker has made all required deductions (including deductions applicable to additional sums payable under this Section 3(c)) Holder receives an amount equal to the sum it would have received had no such deductions been made, (ii) Maker shall make all such deductions and (iii) Maker shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

         4. Default Rate. Notwithstanding any other provision in this Note to the contrary, any amount, whether of accrued interest or principal, that is not paid when due (whether at stated maturity, by acceleration or otherwise), unless notice is given by the Company pursuant to Section 3(a) above, shall bear interest, from the date on which such amount is due until such amount is paid in full, at the Interest Rate, plus Three Percent (3.0%) per annum.

         5.       Conversion Rights

                  (a) Conversion Option. This Note (including unpaid interest) shall be convertible, at any time and from time to time, in whole or in part, at the option of the Holder (the "Conversion Option"), into Conversion Shares, as defined in the Purchase Agreement. The number of Conversion Shares into which this Note is convertible shall be equal to the principal amount of this Note, plus any unpaid interest divided by $___________ (determined as One Hundred Ten Percent (110%) of the average of the closing sales prices of the shares of Maker's Common Stock on a national exchange or over-the-counter trading system during all trading days of the full calendar month prior to the date of the Note (the "Conversion Price")). The Conversion Option shall terminate upon the payment in full of this Note in accordance with the terms hereof.

                   (b) Issuance of Securities on Conversion. As soon as practicable after conversion of this Note, in whole or in part, Maker at its expense will cause to be issued in the name of and delivered to the Holder, a certificate or certificates for the number of fully paid and non-assessable Conversion Shares of the Company to which that the Holder shall be entitled on such conversion. No fractional shares will be issued on conversion of the Note. If on conversion of the Note a fraction of a share results, Maker will round the number of Conversion Shares to the nearest whole number. In the event that this
Note is converted in part, Maker shall deliver to the Holder a new Note in like tenor for the amount not converted.

                  (c) Reservation of Conversion Shares. The Maker will at all times reserve and keep available, solely for the issuance and delivery upon the exercise of this Note, such shares of the Conversion Shares and other stock, securities and property, as from time to time shall be issuable upon the conversion of this Note and issuable upon the conversion of the Conversion Shares.

         6. Events of Default. Upon the occurrence of any Event of Default, then, at the option of the Holder, all sums owing and to become owing hereon shall become immediately due and payable. After the occurrence and during the continuance of any Event of Default, all payments on this Note shall be applied first to the payment of any costs, fees or other charges incurred in connection with the indebtedness evidenced hereunder, next to the payment of accrued interest, and then to the reduction of the principal amount hereof. "Event of Default" means any of the following:

                  (a) Maker fails to pay any amounts due hereunder when due;

                  (b) Maker fails to observe or perform any material covenant, warranty or agreement to be performed by Maker under (i) this Note, (ii) the Purchase Agreement, including, but not limited to any of the Covenants set forth in Section 4 thereunder, (iii) the Warrant granted pursuant to the Purchase Agreement, or (iv) any other agreement, document or instrument executed by the parties related directly or indirectly to the subject matter hereof;

                  (c) Dissolution or liquidation of Maker;

                  (d) The filing by Maker of a petition under any chapter of the Federal Bankruptcy Code or the institution of any other proceeding under any state or federal law relating to bankruptcy, bankruptcy reorganization, insolvency or relief of debtors;

                  (e) The filing against Maker of an involuntary petition under any chapter of the Federal Bankruptcy Code or the institution of any other proceeding under any state or federal law relating to bankruptcy, bankruptcy reorganization, insolvency or relief of debtors where such petition or proceeding is not dismissed within ninety (90) days from the date on which it is filed or instituted; or

                  (f) If Maker fails to meet its financial obligations in a timely manner in the reasonable judgment of Holder.

         7. Attorneys' Fees; Waiver of Demand, and Other Costs and Expenses. If action is instituted to collect this Note, the Maker promises to pay all costs and expenses, including reasonable attorneys' fees, incurred in connection with such action upon resolution of such dispute in favor of the Holder. The obligations to make the payments provided for in this Note are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever. The Maker hereby expressly waives demand and presentment for payment, notice of nonpayment, notice of default, dishonor, protest, notice of protest, bringing of suit and diligence in taking any action to collect any amount called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission with respect to the collection of any amount called for hereunder.

         8. No Assignment. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Maker without the Holder's prior written consent.

         9. No Waiver; Amendments; Remedies; Etc. Neither acceptance by the Holder of partial or delinquent payment nor any failure on the part of the Holder to exercise, or any delay in exercising, any right under this Note or under applicable law shall operate as a waiver of any obligation of Maker or any right of the Holder, and no single or partial exercise of any right under this Note shall preclude any other or further exercise thereof or the exercise of any other right. No waiver, amendment, alteration or other modification of any provision of this Note shall in any event be effective unless the same shall be in writing and signed by the Holder. The remedies provided in this Note are cumulative and not exclusive of any remedies provided by law. All of the covenants, provisions, and conditions herein contained are made on behalf of, and shall apply to and bind the respective distributees, personal representatives, successors, and assigns of the parties hereto, jointly and severally.

         10. Recapitalization; Anti-Dilution Protection Upon Subsequent Offering. In case the Maker shall at any time after the date hereof (i) declare any dividend of Common Stock, (ii) subdivide any class of its outstanding capital stock, (iii) combine its outstanding capital stock into a smaller number of shares, (iv) issue any shares of its capital stock by reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), or
(v) otherwise accomplish or effect a recapitalization (each, a "Recapitalization Event"), then, in each case, the number and kind of shares of equity securities receivable upon conversion of this Note, in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination, or reclassification, shall be proportionately adjusted so that the Holder after such time shall be entitled to receive the aggregate number and kind of shares which, if this Note had been converted in full immediately prior to such time, the Holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, subdivision, combination, or reclassification. In addition, the Conversion Price of this Note shall be adjusted in accordance with Section 4.4 of the Purchase Agreement in the event of a subsequent financing transaction as specified therein. Such adjustments shall be made successively and as equitably as possible whenever any event listed above shall occur.

         11. Notices of Certain Transactions.

                  In case:

                   (a) the Maker shall take a record of the holders of its capital stock (or other securities at the time deliverable upon the exercise of this Note) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

                  (b) of any capital reorganization of the Maker, any reclassification of the capital stock of the Maker, any consolidation or merger of the Company, any consolidation or merger of the Maker with or into another corporation, or any transfer of all or substantially all of the assets of the Maker, or

                  (c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Maker, or

                  (d) of any redemption of any of the outstanding capital stock, or

                  (e) the Maker pays a dividend or makes a distribution on any of its capital stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles) except for a stock dividend payable in shares of such capital stock, then, and in each such case, the Maker will mail or cause to be mailed to the Holder of this Note a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up or redemption is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up or redemption) are to be determined. Such notice shall be mailed at least ten (10) business days prior to the record date or effective date for the event specified in such notice.

         12. Governing Law. This Note shall be construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California or of any other state.

         EXECUTED as of the date first above written.

                                            MIRAVANT MEDICAL
                                            TECHNOLOGIES, a Delaware corporation


                                            By:
                                             -----------------------------------

                                               Name:
                                               Title:

                                              Address:  336 Bollay Drive
                                                        Santa Barbara, CA  93117
                                                  Attn:  Chief Executive Officer